EXHIBIT 5.1

       KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP MIAMI CENTER-20TH FLOOR
                            201 S. BISCAYNE BOULEVARD
                            MIAMI, FLORIDA 33131-2399
                                 (305) 539-3300

                                JANUARY 31, 2006
Tix Corporation
12001 Ventura Place, Suite 340
Studio City, California 91604

Re:   Tix Corporation (the "Corporation")
      Registration Statement on Form SB-2 (the "Registration Statement")

Ladies and Gentlemen:

            We have acted as your counsel in connection with the Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act") for the registration of 25,038,703 shares of the Corporation's Common Stock, par value $0.08 per share (the "Common Stock"). The Registration Statement includes for registration
20,408,164 shares of Common Stock to be issued under a Standby Equity Distribution Agreement (the "Equity Shares"), 2,120,000 shares of Common Stock to be issued upon conversion of convertible debentures (the "Debenture Shares"), 800,000 shares of Common Stock to be issued pursuant to warrants (the "Warrant Shares") and 1,710,539 shares of Common Stock previously issued (the "Issued Shares"). The Equity Shares, the Debenture Shares, the Warrant Shares and the Issued Shares shall be referred to collectively as the "Shares".

            We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the 1933 Act for filing as Exhibit
5.1 to the Registration Statement.

            You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Corporation's Certificate of Incorporation, as amended, and Bylaws, and the corporate action of the Corporation that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Corporation. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

            Our  opinion  set forth  below is  limited to the  Delaware  General
Corporation   Law,   including  the   applicable   provisions  of  the  Delaware
Constitution and reported judicial decisions interpreting those laws.

            Based upon and subject to the foregoing, it is our opinion that the Equity Shares, the Debenture Shares and the Warrant Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Issued Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related
Prospectus under the caption "Legal Matters". In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP

Kirkpatrick & Lockhart Nicholson Graham LLP


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